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                                                                   Exhibit 10.12
                                                                   -------------


                                    FORM OF
                          CHANGE-IN-CONTROL, RETENTION

                            AND SEVERANCE AGREEMENT

          This Change-In-Control, Retention And Severance Agreement (the "Agreement") is made and entered into by and between Premcor Inc. (the "Company") and ______________ (the "Executive") on this ___ day of __________,
2000.

          WHEREAS, the Executive is currently employed by The Premcor Refining Group Inc. ("PRG"), an indirect wholly-owned subsidiary of the Company, and the Company recognizes the Executive's unique skills and abilities in serving the Company's business in such capacity;

          WHEREAS, the Company desires the Executive to continue serving PRG and is willing to provide certain rights and benefits to Executive to assure such continuation;

          WHEREAS, the Company also wishes to assure that it will have Executive's continued dedication, notwithstanding any uncertainties regarding Executive's status as a result of a potential change in control of the Company.

          WHEREAS, the Company believes it is imperative to diminish the inevitable distraction by virtue of the personal uncertainties and risks created by a potential change in ownership or control, to encourage Executive's full attention and dedication to the Company's business, and to provide Executive with reasonable protection from the risks of a change in ownership or control of the Company.

          WHEREAS, in consideration of the following the Company and Executive have determined that it is reasonable for the Company to ask Executive to refrain from competing with the Company for a period of time following a termination of employment pursuant to this Agreement.

          THEREFORE, the Company and Executive agree as follows:

          1.   DEFINITIONS

          (a)  "Board" shall mean the Company's Board of Directors.

          (b)  "Cause" shall mean:

               (i) the willful and continuous failure by Executive to substantially perform Executive's duties with the Company (other than any such failure resulting from Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties,

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               (ii)  gross misconduct or gross negligence by Executive, or

               (iii) Executive's conviction of or the entering of a plea of guilty or nolo contendere to the commission of a felony.

          For purposes of this definition, no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interest of the Company. Notwithstanding the foregoing, after a Change in Control, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board (after at least 20 days prior written notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board), finding that (A) in the good faith opinion of the Board, Executive has failed to perform Executive's duties as set forth in subsection (i) of this Section 1(b) and Executive did not correct such failure within a reasonable period of time after being requested by the Board to do so, or Executive has engaged in gross misconduct or gross negligence as set forth above in subsection (ii) of this Section 1(b), or (B) as set forth in subsection
     (iii) of this Section 1(b), Executive has been convicted of or has entered a plea of guilty or nolo contendere to the commission of a felony.

          (c) "Change in Control" of the Company shall mean:

               (i) the consummation of (A) any consolidation, reorganization, merger or similar transaction involving the Company, other than a consolidation, reorganization, merger or similar transaction in which the shareholders immediately prior to such transaction own more than 50% of the combined voting power of the voting securities of the surviving corporation, (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or (C) the liquidation or dissolution of the Company;

               (ii) when any Person, other than an employee benefit plan or trust maintained by the Company or any of its Subsidiaries, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 25% of the voting power of the Company outstanding at the time (in one or more related or unrelated transactions)(a "Significant Interest"), but only if at such time such interest is greater than The Blackstone Group's beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the voting power of the Company ("Blackstone's Interest");

               (iii) when, during any period of 24 months or less, the individuals who constituted the Board at the beginning of such period shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders, as the case may be, of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

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          (d) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation
Act, as amended.

          (e) "Common Stock" shall mean the common stock, par value $0.01 per share, of the Company.

          (f) "Company" shall mean Premcor Inc. and any successor to its securities, business and/or assets which executes and delivers the agreement provided for in Section 6(a), hereof or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (g) "Competitive Activity" shall have the meaning set forth in Section 3(b)(i).

(h)  "Competitive Operation" shall have the meaning set forth in Section
     3(b)(i).

          (i) "Confidential Information" shall mean all non-public information relating to the Company's, its divisions' and Subsidiaries' and their successors' business practices and business interests, including, but not limited to, customer and supplier lists, business forecasts, business and strategic plans, financial and sales information, information relating to products, process, equipment, operations, marketing programs, research, or product development, engineering records, computer systems and software, personnel records or legal records.

          (j) "Date of Termination" shall mean: (A) if Executive's employment is terminated by the Company due to Executive's Disability, the date thirty (30) days after the Notice of Termination is given by the Company to Executive; provided, however, that such notice shall have no effect if Executive resumes the performance of Executive's duties on a full-time basis during such thirty
(30) day period, (B) if Executive's employment is terminated by the Company for any reason other than Disability, the date on which the Executive receives the Notice of Termination, unless a later date is specified in such notice and (C) if Executive's employment is terminated by Executive, the date specified in the Notice of Termination; provided; however, that such date shall be at least thirty (30) days after such notice is provided to the Company.

          (k) "Disability" shall occur when: if, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from Executive's duties with the Company for six (6) consecutive months.

          (l) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (m) "Excise Tax" shall have the meaning set forth in Section 5(a).

          (n) "Good Reason" shall mean, except as otherwise set forth herein, the occurrence of any of the following:

               (i) without Executive's express written consent, a material diminution of Executive's position, duties or responsibilities with the Company, a diminution in

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     Executive's titles or offices with the Company or any removal of Executive from, or any failure to reelect Executive to, any of such positions, but only if any such diminution, removal or failure occurs after a Change in Control or upon the request of a Person effectuating a transaction which results in a Change in Control;

               (ii) a reduction by the Company in Executive's Base Salary or target incentive opportunity; unless such reduction is part of a general salary reduction affecting at least the majority of the Company's salaried employees or as a result of a change in the annual incentive plan opportunity affecting the majority of similar situated employees and such reduction occurs prior to a Change in Control (notwithstanding the foregoing, any such reduction made upon the request of a Person effectuating a transaction which results in a Change in Control shall constitute "Good Reason");

               (iii) the material reduction, in the aggregate, of the benefits provided under employee benefit plans (as described in Section 3(3) of ERISA, and including, but not limited to, thrift, pension, life insurance, health, dental, vision and accident or disability plans) in which Executive is participating or is eligible to participate (or substitute plans providing Executive with substantially similar benefits);

               (iv) without Executive's express written consent, the relocation of Executive's current principal place of business to a location that is more than thirty-five (35) miles from Executive's current location, but only if such relocation occurs after a Change in Control (required travel on the Company's business to an extent substantially consistent with Executive's present business travel obligations shall not constitute "Good Reason");

               (v) any breach by the Company of any material provision of this Agreement; or

               (vi) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

     For purposes of subsections (i) through (iii) above, the applicable date for determining whether an event gives rise to "Good Reason" prior to a Change in Control shall be the date of this Agreement. For purposes of subsections (i) through (iii) above, the applicable date for determining whether an event gives rise to "Good Reason" after a Change in Control shall be the date immediately prior to such Change in Control.

     Notwithstanding anything in this Section 1(n) to the contrary, Executive shall not be deemed to have "Good Reason" unless and until (x) Executive provides the Company with a notice (which may or may not be a Notice of Termination) containing the particulars of the event giving rise to Good Reason not later than two (2) months following such event and (y) the Company fails to cure or resolve the behavior otherwise constituting Good Reason within thirty
(30) days after receipt of such notice. Unless the Company agrees otherwise, the effective date of Executive's Notice of Termination for Good Reason shall be no later than two (2) months following the expiration of such thirty-day period.

          (o) "Gross-up Payment" shall have the meaning as set forth in Section 5(a).

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          (p) "Noncompete Period" shall have the meaning as set forth in Section
3(b)(i).

          (q) "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

          (r) "Payment" shall have the meaning as set forth in Section 5(a).

          (s) "Person" shall have the meaning as set forth in Sections 13(d) and 14(d)(2) of the Exchange Act.

          (t) "Qualifying Termination" shall mean the termination of Executive's employment by the Company or the Executive if such termination occurs either after a Change in Control of the Company or in the case of a termination by the Company, prior to a Change in Control but upon the request of a Person effectuating a transaction which results in a Change in Control, unless the Executive's termination is (a) by reason of Executive's death or Disability, (b) by the Company for Cause, or (c) by Executive other than for Good Reason.

          (u) "Salary Continuation Period'' shall have the meaning set forth in
Section 3(a)(i).

          (v) "Subsidiary" shall mean any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by the Company, by the Company and one or more other Subsidiaries, or by one or more other Subsidiaries.

          (w) "The Blackstone Group" shall mean Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Family Investment Partners III L.P., Blackstone Offshore Capital Partners III L.P. and each of their affiliates.

          2.  TERM AND BENEFITS

          This Agreement shall be in effect for three years from the date hereof (the "Term"); provided, that the Term will be automatically renewed for successive two (2) year periods thereafter unless at least twelve (12) months advance written notice that the Term shall not be renewed is given by either party to the other party hereto prior to the commencement of the next succeeding two (2) year period. During the Term, Executive agrees to devote Executive's full business time and attention to the business and affairs of the Company and to use Executive's best efforts, skills and abilities to promote its interests. Notwithstanding the foregoing, if a Change in Control of the Company should occur while Executive is still an employee of the Company and while this Agreement is in effect, then this Agreement shall continue in effect from the date of such Change in Control of the Company for a period of not less than two years.

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          In the event of Executive's retirement, at Executive's election in accordance with the Company's generally applicable retirement policies, as in effect from time to time, this Agreement shall automatically terminate, without additional notice to Executive, as of the effective date of Executive's retirement.

          3.  TERMINATION PRIOR TO CHANGE IN CONTROL

          (a) Compensation Prior to a Change in Control. In the event Executive is terminated prior to a Change in Control either by the Company without Cause or by the Executive for Good Reason, Executive shall be entitled to receive (unless such termination constitutes a Qualifying Termination, in which case the Executive shall be entitled to receive the payments and benefits provided in
Section 4):

               (i) a continuation of the payment, in accordance with the Company's generally applicable payroll practices, of Executive's annual base salary ("Base Salary") as of the Executive's Date of Termination, for a period of one (1) year after Executive's Date of Termination ("Salary Continuation Period");

               (ii) continuation of Executive's and Executive's eligible dependents' existing participation at regular employee rates, in effect from time to time, in all of the Company's medical, dental, vision and group life plans or other welfare benefit programs in which Executive was participating immediately prior to Executive's Date of Termination until the earlier of (A) the end of the Salary Continuation Period (after which time Executive and Executive's eligible dependents will be eligible for coverage under COBRA) or (B) the date that Executive and Executive's eligible dependents commence coverage under benefit plans of a new employer. In the event that Executive's continued participation in any such plan or program is prohibited by applicable laws, the Company shall arrange, upon comparable terms, to provide Executive with benefits substantially equivalent, on an after-tax basis, to those which Executive and Executive's eligible dependents are, or become, entitled to receive under such plans and programs, until the earlier of the occurrence of (A) or (B), above;

               (iii) when payments are made, payment in cash of any pro-rata portion (through Executive's Date of Termination) of Executive's target annual incentive compensation for the year in which the Date of Termination occurred;

               (iv) payment in cash of any incentive compensation earned by Executive for any prior years for which Executive has not yet received payment;

               (v) for one (1) year after Executive's Date of Termination, outplacement services historically offered to displaced employees by the Company under substantially the same terms and fee structure as is consistent with an employee in Executive's position; and

               (vi) payment in cash of an amount equal to the value of all unused, earned and accrued vacation as of Executive's Date of Termination.

     However, in the event Executive's employment with the Company is terminated prior to

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a Change in Control of the Company and such termination is not a Qualifying
Termination or a termination without Cause or a resignation for Good Reason (including, without limitation, termination by reason of Executive's voluntary termination, retirement, death, or Disability, or the termination of Executive's employment for Cause), Executive shall not be entitled to receive any benefits under this Agreement.

          (b) Competitive Activity. If prior to a Change in Control of the Company, Executive's employment is either terminated by the Executive without Good Reason or by the Company for Cause, then:

               (i) during the six (6) month period following Executive's Date of Termination (the "NonCompete Period"), Executive shall not engage in any Competitive Activity; provided, Executive shall not be subject to the foregoing obligation if the Company breaches a material provision of this Agreement. If Executive chooses to engage in any Competitive Activity during the NonCompete Period, the Company shall be entitled to recover (in addition to any other available remedies), any benefits paid to Executive under this Agreement. For purposes of this Agreement, "Competitive Activity" shall mean (A) Executive's participation, without the written consent of the Chief Executive Officer of the Company, in the management of, or (B) Executive's acquisition of a financial interest (that is other than insignificant or de minimis) in, any business operation of any enterprise if such operation (a "Competitive Operation") engages in substantial and direct competition with any business operation actively conducted by the Company or its divisions and Subsidiaries on Executive's Date of Termination. For purposes of this Agreement, a business operation shall be considered a Competitive Operation if such business sells a competitive product or service which constitutes (I) at least 15% of that business's total sales or (II) at least 15% of the total sales of any individual Subsidiary or division of that business and, in either event, the Company's sales of a competitive product or service constitutes at least 15% of the total sales of the Company or at least 15% of the total sales of any individual Subsidiary or division of the Company. Competitive Activity shall not include the mere ownership of one percent or less of the voting securities of any publicly traded enterprise; or

               (ii) during the two (2) year period following Executive's Date of Termination, Executive shall not, without the written consent of the Chief Executive Officer of the Company, on Executive's own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Company, its Subsidiaries, or The Blackstone Group in an executive or management capacity at any time during the 12 months immediately preceding such solicitation.

          (c) Release. Upon request by the Company, Executive agrees, as a condition to receiving the payments and benefits hereunder, to execute and deliver a release of the Company, its Subsidiaries, affiliated entities, directors, officers, employees and shareholders in form and substance reasonably satisfactory to the Company, further effectuating the release set forth herein.

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          4.  TERMINATION FOLLOWING CHANGE IN CONTROL

          (a) Qualifying Termination. If Executive's termination is a Qualifying Termination, Executive shall be entitled to receive the payments and benefits provided in this Section 4.

          (b) Compensation Upon Termination After a Change in Control.

               (i) The Company shall pay to Executive, as severance pay (and without regard to the provisions of any other employee benefit or incentive plan), in a lump sum cash payment, not later than on the tenth (10th) business day following Executive's Date of Termination, an amount equal to the sum of (A) the product of two times the sum of (I) the higher of Executive's Base Salary on the Date of Termination or Executive's Base Salary as in effect immediately prior to the Change in Control of the Company, plus (II) the higher of Executive's annual target bonus on the Date of Termination or Executive's annual target bonus as in effect immediately prior to the Change in Control of the Company under any annual incentive compensation plan maintained by the Company at such times, and
     (B) a pro rata amount of the target bonus under any annual incentive compensation plan of the Company for the fiscal year in which Executive's Date of Termination occurs.

               (ii) In addition to the payments required by the preceding
     Section 4(b)(i), the Company shall:

                    (A) provide for continuation of Executive's and Executive's eligible dependents' existing participation at the regular employee rates, as in effect from time to time, in all of the Company's medical, dental, vision and group life plans or other welfare benefit programs in which Executive was participating immediately prior to Executive's Date of Termination until the earlier of (A) 24 months from Executive's Date of Termination (after which time Executive and Executive's eligible dependents will be eligible for coverage under COBRA) or (B) the date that Executive and Executive's eligible dependents commence coverage under benefits plans of a new employer. In the event that Executive's continued participation in any such plan or program is prohibited by applicable laws, the Company shall arrange, upon comparable terms, to provide Executive with benefits substantially equivalent, on an after-tax basis, to those which Executive and Executive's eligible dependents are, or become, entitled to receive under such plans and programs, until the earlier of the occurrence of (A) or (B) above;

                    (B) provide for full payment in cash of any unpaid performance unit/share awards in existence on Executive's Date of Termination (such awards shall vest in accordance with the applicable employee plans);

                    (C) provide for payment in cash of any incentive compensation earned by Executive for any prior years for which Executive has not yet received payment;

                    (D) for one (1) year after Executive's Date of Termination, provide and pay for outplacement services that have historically been offered to displaced

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          employees generally by the Company under substantially the same terms and fee structure as is consistent with an employee in Executive's then current position (or, if higher, Executive's position immediately prior to the Change in Control of the Company); and

                    (E) pay to Executive an amount equal to the value of all unused, earned and accrued vacation as of Executive's Date of Termination pursuant to the Company's policies in effect immediately prior to the Change in Control of the Company.

               (iii) Unless otherwise provided in this Agreement or in the applicable compensation or stock option plan or program, all payments shall be made to Executive within ten (10) business days after Executive's Date of Termination. These benefits are in addition to all accrued and vested benefits to which Executive is entitled to under any of the Company's plans and arrangements, including but not limited to, the accrued vested benefits to which Executive is eligible for and entitled to receive under any of the Company's qualified and non-qualified benefit or retirement plans, or any successor plans in effect on Executive's Date of Termination.

               (iv) In addition to the foregoing and notwithstanding any provision in any Company stock plan or option agreement to the contrary, in the event of a Change in Control of the Company, all stock options and other equity awards held by Executive as of the date thereof shall immediately vest and become exercisable (time vesting options shall fully vest and performance vesting options shall vest if and only if the applicable performance goals have been satisfied).

          (c) Competitive Activity. If after a Change in Control of the Company, Executive's employment is either terminated by the Executive without Good Reason or by the Company for Cause, then:

               (i) during the NonCompete Period, Executive shall not engage in any Competitive Activity; provided, Executive shall not be subject to the foregoing obligation if the Company breaches a material provision of this Agreement. If Executive chooses to engage in any Competitive Activity during the NonCompete Period, the Company shall be entitled to recover (in addition to any other available remedies), any benefits paid to Executive under this Agreement.

               (ii) during the two (2) year period following Executive's Date of Termination, Executive shall not, without the written consent of the Chief Executive Officer of the Company, on Executive's own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Company, its Subsidiaries, or The Blackstone Group in an executive or management capacity at any time during the 12 months immediately preceding such solicitation.

          (d) Notice of Termination. Except as provided in Section 6(a), any termination of Executive's employment following a Change in Control of the Company shall be communicated by written Notice of Termination to the other party hereto. No termination shall

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be effective without such Notice of Termination.

          5.  ADDITIONAL PAYMENTS BY THE COMPANY

          (a) Notwithstanding anything to the contrary in this Agreement, in the event that any payment or distribution by the Company to or for Executive's benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall pay to Executive an additional payment (a "Gross-up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income, employment and Excise Tax imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. An independent, nationally recognized accounting firm (the "Accounting Firm"), shall determine whether and when a Gross-up Payment is required and the amount of the Gross-up Payment. The Company shall pay all expenses associated with these determinations.

          (b) All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to Executive (or to the appropriate taxing authority on Executive's behalf) when due. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of
Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Executive was lower than the amount actually due ("Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 5(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

          (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred

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in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by Executive of an amount paid or advanced by the Company pursuant to this Section 5, Executive receives any refund with respect to a Gross-Up Payment, Executive shall, subject to the Company's complying with the requirements of Section 5(c), promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

          6.  MISCELLANEOUS

          (a) Assumption of Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, share exchange or otherwise) to all or substantially all of the securities, business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of a material provision of this Agreement and shall entitle Executive to compensation in the same amount and on the same terms as Executive would be entitled pursuant to Section 4, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed Executive's Date of Termination without a Notice of Termination being given.

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

          (b) Confidentiality. All Confidential Information which Executive acquires or has acquired in connection with or as a result of the performance of services for the Company, whether under this Agreement or prior to the effective date of this Agreement, shall be kept secret and confidential by Executive unless (a) the Company otherwise consents or (b) Executive is legally required to disclose such Confidential Information by a court of competent jurisdiction. This covenant of confidentiality shall extend beyond the Term of this Agreement and shall survive the termination of this Agreement for any reason. If Executive breaches this covenant of confidentiality, the Company shall be entitled to recover from any benefits paid to Executive under this Agreement its damages resulting from such breach.

          (c) Employment. Executive agrees to be bound by the terms and conditions of this Agreement. However, nothing contained in this Agreement shall impair or interfere in any way with the right of the Company to terminate Executive's employment prior to or after a Change in Control of the Company, subject to the terms of this Agreement.

          (d) Injunctive Relief. Executive acknowledges and agrees that the remedy of the Company at law for any breach of the covenants and agreements contained in Sections 6(b), 3(b) or 4(c) will be inadequate, and that the Company will be entitled to injunctive relief against any such breach or any threatened, imminent, probable or possible breach. Executive represents and agrees that such injunctive relief shall not prohibit Executive from earning a livelihood acceptable to Executive.

          (e) Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          Premcor Inc.                         (Executive Name)
                                               ----------------
          8182 Maryland Avenue                 Address
                                               ----------------
          Suite 600                            City, State Zip
                                               ----------------
          St. Louis, Missouri 63105-3721
          Attention:  General Counsel

          (f) Further Assurances. Each party hereto agrees to furnish and execute such additional forms and documents, and to take such further action, as shall be reasonably and customarily required in connection with the performance of this Agreement or the payment of benefits hereunder.

          (g) Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and, on behalf of the Company, such officer(s) as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

          (h) Termination of other Agreements; Entire Agreement. Upon execution by both parties, this Agreement shall terminate all prior employment and severance agreements between Executive and the Company and its divisions or Subsidiaries, and this Agreement shall constitute the entire agreement between the parties, except as expressly provided herein, concerning the effect of a Change in Control on the employment relationship between the Company and Executive.

          (i) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          (j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          (k) Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in Section 3 or 4 of this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in such Sections be reduced by any compensation earned by Executive as the result of employment by another employer after Executive's Date of Termination, or otherwise. Except as provided in the Agreement, the Company shall have no right to set off against any amount owing hereunder any claim which it may have against Executive.

          (l) Governing Law. This Agreement shall be governed in all respects by the laws of the State of Missouri, without regard to conflicts of laws principles.

          (m) Agreement Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any accrued but unpaid amounts would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

          (n) Headings. All headings are inserted for convenience only and shall not affect any construction or interpretation of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PREMCOR INC.

By:
      -------------------------

Title:
      -------------------------

Name:
      -------------------------



EXECUTIVE:


-------------------------------

Name:
      -------------------------

Title:
      -------------------------


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